EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into this 16th day of January, 2015 by and between The Bon-Ton Stores, Inc. (“Bon-Ton” or “Company”) and Keith E. Plowman (“Executive”).

WHEREAS, Executive wishes to retire from his position with the Company effective August 1, 2015; and

WHEREAS, the Company wishes to secure an orderly transition and the continuing benefit of Executive’s knowledge and experience following his retirement;

NOW, THEREFORE, in consideration of the mutual promises and commitments made herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1.  Termination of Employment and Transition of Duties.  Executive’s employment as Executive Vice President and Chief Financial Officer with the Company will terminate effective August 1, 2015 (“Separation Date”).  As of August 1, 2015, Executive will cease to be an officer of the Company.

1.1	Executive agrees that until August 1, 2015, Executive will continue to fulfill all of his duties and responsibilities as Executive Vice President and Chief Financial Officer with the Company.

1.2	Executive agrees that he will assist the Company, as needed, in the recruitment of his successor and that he will transition his duties and responsibilities to his successor and/or to the individual(s) designated by the Company.

1.3	Executive agrees that, as a condition of receiving the Separation Benefits in Paragraph 2 below, Executive will make himself reasonably available as a Senior Level Finance Consultant to the Company for the period August 2, 2015 through January 29, 2017. The Company and Executive agree that any services provided by Executive pursuant to this Paragraph 1.3 shall not exceed five (5) calendar days in any month and further may not exceed 20% of the average level of bona fide services performed by Executive over the immediately preceding 36-month period.

2.  Separation Benefits and Other Payments.

2.1	In consideration of Executive’s agreements herein, the Company agrees as follows:

	(a)	to pay Executive his Base Salary as of January 15, 2015 for the period August 2, 2015 through January 29, 2017, less applicable withholdings and deductions, in accordance with the Company’s regular payroll practices (hereinafter “Salary Continuation”);

	(b)	irrespective of whether Executive elects continuation of health care coverage pursuant to COBRA, the Company will pay Executive an amount equal to the monthly premiums for insurance coverage for the group medical and dental plans as would be applicable to Executive as of the Separation Date for the same duration of and in the same time and manner in which the Executive receives Salary Continuation payments (“COBRA payments”) (Salary Continuation and COBRA payments hereinafter shall be collectively referred to as “Separation Benefits”);

(c)	to pay Executive all accrued, unused vacation as of the Separation Date, less applicable withholdings and deductions, which payment shall be made within 30 days after the Separation Date;

(d)	to pay Executive a bonus for the 2015 bonus plan year, pro-rated for the period of time that Executive is employed during such bonus plan year, in accordance with the terms of the Company’s Amended and Restated Cash Bonus Plan, as may be amended from time to time (the “Cash Bonus Plan”), which bonus shall be paid to Executive in the Spring of 2016; and

(e)	with respect to the Company’s Amended and Restated 2009 Omnibus Incentive Plan, and as may be further amended from time to time (the “Incentive Plan”): (i) 15,000 shares of restricted stock granted to Executive pursuant to the Incentive Plan on April 17, 2013 shall vest and all restrictions thereon shall lapse on April 17, 2016; and (ii) 35,000 shares of restricted stock granted to Executive pursuant to the Incentive Plan on April 15, 2014 shall vest and all restrictions thereon shall lapse on January 29, 2017, with both Paragraph 2.1(e)(i) and (ii) being subject to the approval of the Incentive Plan Committee and the amendment of the applicable restrictive stock awards.
2.2	Executive agrees that the Separation Benefits are not compensation for past services rendered.

2.3	The Separation Benefits, as well as the other sums and benefits set forth in this Paragraph 2, shall be payable only if (a) Executive returns this Agreement, signed by Executive, in the time period provided in Paragraph 14 of this Agreement; (b) Executive returns Exhibit A to this Agreement, signed by Executive, in the time period provided in Paragraph 14 of this Agreement; and (c) Executive does not revoke the Agreement within the time periods provided in Paragraph 14 of this Agreement.

2.4	Payment of the Separation Benefits shall be commence within 10 days after expiration of all revocation periods set forth in Paragraph 14 of this Agreement expire without this Agreement being revoked.

2.5	Executive agrees that Executive is not entitled to any additional monies whatsoever, other than that provided for in this Paragraph 2 of the Agreement.

2.6	If the payment of any amount hereunder could potentially be made in two different calendar years, depending on when Executive signs and delivers an executed Release and Reacknowledgment Agreement in the form attached hereto as Exhibit A, such payment shall be provided no earlier than the first business day of the second of such calendar years.

3.  No Further Entitlement to Compensation.  The Company will pay or has paid Executive all compensation due through the Separation Date.  Executive acknowledges and agrees that Executive has received or will receive all compensation and other benefits to which Executive is entitled through the Separation Date.

4.  No Proceedings Filed Against Company; No Knowledge of Conduct That Could Form a Material Claim Against Any Releasees.  Executive warrants that Executive has not filed any charge, complaint, lawsuit, action or other proceeding against the Company and that Executive is not aware of any conduct by any of the Releasees, as defined below, that Executive reasonably believes could form the basis of a material claim against any of the Releasees.

5.  No Admission of Liability.  By entering into this Agreement, the Company does not admit that it is liable to Executive for anything on account of any reason whatsoever.

6.  General Release.  Except as provided for in Paragraphs 7 and 8 of this Agreement, which relate to Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), Executive hereby releases and forever discharges Company, and its respective past and present parents, subsidiaries, divisions and related and affiliated organizations, and its and their respective officers, shareholders, directors, attorneys, agents, servants and employees and its and their successors, heirs and assigns (collectively “Releasees”) from all causes of action, claims, debts, accounts, controversies, sums of money, contracts, promises, agreements, judgments, demands, and liabilities of any kind or nature whatsoever in law, in equity, or otherwise, whether known or unknown, whether asserted or unasserted, including without limitation any and all claims for or related to employment discrimination, wrongful discharge, compensation, benefits, bonuses, incentives, expenses, options, wages, severance pay, vacation pay, fringe benefits, or other monies or accountings, including punitive damages, liquidated damages, exemplary damages, or compensatory damages, physical, mental, or emotional distress, pain and suffering, back pay, front pay, costs, and attorney’s fees, and any other legal or equitable relief, and further including without limitation any and all rights and claims arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, or any other federal, state or local law, ordinance or regulation or claims relating to Executive’s employment or separation from employment with the Company arising up until the date of Executive’s execution of this Agreement, except that this release does not extend to claims relating to the validity or enforcement of this Agreement, claims for worker’s compensation benefits, amounts owed under this Agreement, claims for vested retirement benefits under the Executive Retirement Income Security Act, Executive’s right, if any, to indemnification as an officer and employee of the Company, Executive’s rights as a shareholder of the Company, or other non-waivable claims.

7.  Covenant Not to Sue.  Executive agrees that Executive will not file, or permit to be filed in Executive’s name or on his behalf, any lawsuit in court against any of the Releasees, based upon any act or event released herein, except that this provision does not apply to any action or lawsuit challenging the validity or enforcement of this Agreement.  Executive further agrees that, although Executive has the right to file a charge with the EEOC as set forth in Paragraph 8 below, should Executive file such a charge, or should any charge, lawsuit, complaint or other claim be filed in Executive’s name or on Executive’s behalf with the EEOC or with any other administrative agency or organization, or in any other forum, against any of the persons or entities released herein, based upon any act or event released herein, Executive will not seek or accept any personal relief based upon such charge, lawsuit, complaint or other claim, including but not limited to an award of monetary damages or reinstatement to Executive’s employment with the Company.

8.  Confidentiality/Non-Disparagement.  Nothing in this Agreement shall prohibit, discourage, deter or interfere with Executive’s right to file a charge with, communicate with, or participate in any proceeding or investigation conducted by the EEOC, or any other government agency charged with enforcement of any law.  Except for these rights, Executive agrees to the following:

8.1	Executive agrees to cooperate with and to respond promptly to the Company’s reasonable requests for information relating to Executive’s job duties with the Company. Executive further agrees to cooperate with and assist the Company in any litigation which may arise relating in any way to the performance of Executive’s duties for the Company during the term of Executive’s employment with the Company.

8.2	On or before Executive’s Separation Date, Executive shall return to the Company any and all property of Company, including but not limited to any of the Company’s electronic equipment, letters, memoranda, records, reports, notes, notebooks, and correspondence or copies of the same (including any electronically stored copies), and information or property in Executive’s possession or control about or relating to the Company.

8.3	Executive agrees that Executive will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors, shareholders, or executives.

9.  Non-Solicitation, Non-Competition and Confidentiality.  In further consideration of the Company’s agreements set forth herein, to the maximum extent permissible by law:

9.1	During the remainder of Executive’s employment with the Company and for a period of 18 months after the Executive’s Separation Date, Executive shall not, directly or indirectly, solicit, induce, encourage, influence or otherwise cause any customer, employee, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.

9.2	During the remainder of Executive’s employment with the Company and for a period of 18 months after the Executive’s Separation Date, Executive shall not be engaged by or engage in business with (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in (other than any investment approved by the Board of Directors) any Competitor of the Company in the United States. For purposes of this Agreement, “Competitor” means each of Macy’s Inc., Dillard’s Inc., Kohl’s Corporation, Belk, Inc., J.C. Penney, Inc. and Stage Stores, Inc., or the affiliates and successors of each of them. Executive’s passive ownership of less than 2% of any class of securities of a company shall not constitute a violation of the first sentence of this Paragraph 9.2.

9.3	During Executive’s employment with the Company and at all times thereafter, and except as required by law, Executive shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company that Executive acquires in the course of Executive’s employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to, any non-public information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Executive confirms that such information is confidential and constitutes the exclusive property of the Company.

9.4	Executive acknowledges that the restrictions contained in this Paragraph 9, in view of the nature of the business in which the Company is engaged and the Executive’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Executive therefore consents and agrees that, in the event of a breach or threatened breach of any of the restrictions contained in this Paragraph 9, the Company shall be entitled to seek a temporary, preliminary and/or permanent injunction and/or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned relief shall be in addition to, and not in lieu of, any other legal remedies, monetary damages or other available forms of relief.

9.5	Executive agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Executive agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Executive violates any of the restrictions contained in Paragraphs 9.1 and/or 9.2 of this Agreement, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Company) shall not count toward or be included in the restrictive period contained in Paragraphs 9.1 and/or 9.2 of this Agreement.

9.6	For purposes of Paragraph 9 of this Agreement, the term “Company” shall include not only The Bon-Ton Stores, Inc., but also any of its successors, assigns, subsidiaries or affiliates.

10.  Section 409A.  It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), and all provisions of the Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Employee or for the benefit of Employee hereunder may not be reduced by, or offset against, any amount owing to the Company.  If, at the time of an Employee’s separation from service (within the meaning of Section 409A), (A) such Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to the Agreement constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead delay payment to the first business day after such six-month period.  On the first business day after such six-month period, all payments delayed as a result of the application of the six-month delay rule, together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code, will be paid to Executive in a single lump sum payment and any remaining payments will be paid in accordance with the payment dates specified in the Agreement.  To the extent any amount made under the Agreement to which Section 409A applies is payable in two or more installments, each installment payment shall be treated as a separate and distinct payment for purposes of Section 409A.  The Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Employee in connection with any benefits provided or amounts payable hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any and all of such taxes of penalties.  If a payment is not made by the designated payment date, the payment will be made by December 1 of the calendar year in which the designated date occurred.

11.  Governing Law.  Company and Executive agree that, to the full extent permissible by law, the terms of this Agreement shall be interpreted under and consistently with the laws of Pennsylvania and federal law and that to the fullest extent permitted by law the federal and/or state courts within Pennsylvania shall have exclusive jurisdiction over any claims arising out of this Agreement.

12.  Severability.  If any court of competent jurisdiction invalidates any part of this Agreement, then the court making such determination shall have the right to modify this Agreement and in its reduced form this Agreement shall be enforceable to the fullest extent permitted by law.  If any provision or part of a provision of this Agreement is held to be invalid or unenforceable, such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.  This Paragraph shall be interpreted to give the fullest possible effect to Executive’s release of claims.

13.  Entire Agreement.  This document states the whole agreement between the parties as to its terms and supersedes all prior or contemporaneous agreements, offers, representations, negotiations or discussions with respect to such subject matters.  Any changes to this Agreement must be in writing and initialed or signed by both parties.  Executive understands and acknowledges that in deciding whether to sign this Agreement, Executive is not relying on any promises, statements or representations, oral or written, other than those that are set forth expressly in this Agreement.

14.  Representations.  Executive hereby represents and acknowledges to Company that:

14.1	the Company has advised Executive in writing to consult with an attorney of Executive’s choosing and Executive has had the opportunity to do so before signing this Agreement;

14.2	Executive has the right to consider whether to sign this Agreement for up to 21 days after Executive’s receipt of it, although Executive need not take the entire 21-day period to consider whether to sign it;

14.3	Executive has seven (7) days after signing this Agreement in which to revoke it by delivering a written notice of such revocation to The Bon-Ton Stores, Inc., 2801 East Market Street, York, PA 17402, Attention: J. Gregory Yawman, Esq., Vice President – General Counsel & Secretary, which revocation notice must be received within the 7-day period;

14.4	in consideration of the Company’s undertakings and agreements set forth herein, Executive agrees to, on or about August 2, 2015, reacknowledge Executive’s acceptance of the Agreement and its terms and conditions, without any changes, by signing the Release and Reacknowledgment Agreement in the form attached hereto as Exhibit A;

14.5	Executive has seven (7) days after signing Exhibit A in which to revoke it by delivering a written notice of such revocation to The Bon-Ton Stores, Inc., 2801 East Market Street, York, PA 17402, Attention: J. Gregory Yawman, Esq., Vice President – General Counsel & Secretary, which revocation notice must be received within the 7-day period;

14.6	the consideration provided Executive under this Agreement is sufficient to support the releases provided by Executive under this Agreement and is greater than Executive would be entitled to receive if Executive did not sign this Agreement;

14.7	Executive understands that the Company regards the representations made by Executive as material and that the Company is relying on these representations in entering into this Agreement; and

14.8	Executive acknowledges and agrees that the Company’s obligation to provide Separation Benefits or provide other benefits under this Agreement will not commence until all the revocation periods set forth in Paragraphs 14.3 and 14.5 have passed without revocation by Executive.

15.  Headings.  All section headings used in this Agreement are for convenience only.

16.  Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.  Change of Control. Notwithstanding any of the foregoing, in the event of a Change of Control (as defined below) of the Company: (i) Executive shall be entitled to a lump sum payment, less applicable withholdings and deductions, equal to the sum of the remaining Separation Benefits in Paragraph 2 of the Agreement that have not been provided to Executive as of the effective date of the Change of Control (“Change of Control Payment”), which Change of Control Payment shall be made within 60 days after the effective date of the Change of Control; and (ii) all of Executive’s then unvested restricted stock as set forth in Paragraph 2.1(e) of this Agreement shall automatically vest in full as of the effective date of the Change of Control.

17.1	“Change in Control” shall be deemed to occur if:

	(a)	any person who is not an affiliate of the Company on the date hereof becomes a beneficial owner of a majority of the outstanding voting power of the Company’s capital stock;

	(b)	the shareholders of the Company approve and there is consummated any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets;

	(c)	there is consummated a merger, consolidation or other form of business combination involving the Company, or, in one transaction or a series of related transactions, a sale of all or substantially all of the assets of the Company, unless, in any such case:

(i) the business of the Company is continued following such transaction by a resulting entity (which may be, but need not be, the Company) (the “Surviving Company”); and

(ii) persons who were the beneficial owners of a majority of the outstanding voting power of the Company immediately prior to the completion of such transaction beneficially own, by reason of such prior beneficial ownership, a majority of the outstanding voting power of the Surviving Company (or a majority of the outstanding voting power of the direct or indirect parent of the Surviving Company, as the case may be) immediately following the completion of such transaction; or

	(d)	any person beneficially owns shares of the Company’s capital stock possessing a greater voting power than held in the aggregate by M. Thomas Grumbacher, any member of his family, any trust for the primary benefit of M. Thomas Grumbacher or any member of his family, and any charitable foundation of which M. Thomas Grumbacher is a founder or co-founder (collectively, the “Grumbacher Affiliates”), or if the Grumbacher Affiliates control less than twenty percent (20%) of the outstanding voting power of the Company’s capital stock.

For purposes of this Paragraph 17.1, the terms “person,” “beneficial owner,” “beneficial ownership,” “affiliate” and “control” shall have the meanings ascribed to such terms under Sections 13(d) and 3(a)(9) and Rule 13d-3 under the Securities Exchange Act of 1934 as amended, and Rule 501 under the Securities Act of 1933 as amended, as applicable.

17.2	Any Change of Control Payment and automatic vesting of the restricted stock referenced in Paragraph 2.1(e) made pursuant to this Paragraph 17 shall be in lieu of any other payments or benefits to which Executive may otherwise be entitled to for any reason.

17.3	Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Executive, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), would be at least three times the “base amount” determined under Code Section 280G, then the “280G Permitted Payment” shall be the maximum benefit that may be realized upon a Change of Control under this Paragraph 17 such that the aggregate present value of such “parachute payments” to Executive is one dollar less than three times Executive’s “base amount.” Any decisions regarding the requirement of such reductions shall be initially made by such tax counsel as may be selected by the Company and any final decisions regarding the implementation of any such reductions shall be made in consultation with Executive and/or his legal representative and the Company.

18.  Binding Effect.  This Agreement shall be binding upon Executive’s heirs, administrators, executors, successors and assigns and upon the Company’s successors and assigns.

19.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Executive declares that Executive has completely read, fully understands and voluntarily accepts the terms of this Agreement after complete consideration of all facts and legal claims.

IN WITNESS WHEREOF, the parties have entered into this Agreement.

/s/Keith E. Plowman
Keith E. Plowman

THE BON-TON STORES, INC.

/s/M. Thomas Grumbacher

M. Thomas Grumbacher
Chairman of the Board of Directors

EXHIBIT A

RELEASE AND REACKNOWLEDGMENT AGREEMENT (the “Agreement”)

The undersigned, Keith E. Plowman (“Executive”), in consideration of the undertakings and agreements set forth in that certain Separation Agreement and Release between Keith E. Plowman and The Bon-Ton Stores, Inc. (the “Company”) entered into January 16, 2015 (the “Separation Agreement”):

1.       Reacknowledges Executive’s acceptance and agreement to the Separation Agreement as of the date set forth below, including but not limited to the releases provisions in Paragraphs 6 and 7 of the Separation Agreement, which provide:

         Except as provided for in Paragraphs 7 and 81 of this Agreement, which relate to Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), Executive hereby releases and forever discharges Company, and its respective past and present parents, subsidiaries, divisions and related and affiliated organizations, and its and their respective officers, shareholders, directors, attorneys, agents, servants and employees and its and their successors, heirs and assigns (collectively “Releasees”) from all causes of action, claims, debts, accounts, controversies, sums of money, contracts, promises, agreements, judgments, demands, and liabilities of any kind or nature whatsoever in law, in equity, or otherwise, whether known or unknown, whether asserted or unasserted, including without limitation any and all claims for or related to employment discrimination, wrongful discharge, compensation, benefits, bonuses, incentives, expenses, options, wages, severance pay, vacation pay, fringe benefits, or other monies or accountings, including punitive damages, liquidated damages, exemplary damages, or compensatory damages, physical, mental, or emotional distress, pain and suffering, back pay, front pay, costs, and attorney’s fees, and any other legal or equitable relief, and further including without limitation any and all rights and claims arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, or any other federal, state or local law, ordinance or regulation or claims relating to Executive’s employment or separation from employment with the Company arising up until the date of Executive’s execution of this Agreement, except that this release does not extend to claims relating to the validity or enforcement of this Agreement, claims for worker’s compensation benefits, amounts owed under this Agreement, claims for vested retirement benefits under the Executive Retirement Income Security Act, Executive’s right, if any, to indemnification as an officer and employee of the Company, Executive’s rights as a shareholder of the Company, or other non-waivable claims.

1 Paragraph 8 of the Separation Agreement provides in relevant part as follows:  “Nothing in this Agreement shall prohibit, discourage, deter or interfere with Executive’s right to file a charge with, communicate with, or participate in any proceeding or investigation conducted by the EEOC, or any other government agency charged with enforcement of any law.”

        Executive agrees that Executive will not file, or permit to be filed in Executive’s name or on his/her behalf, any lawsuit in court against any of the Releasees, based upon any act or event released herein, except that this provision does not apply to any action or lawsuit challenging the validity or enforcement of this Agreement.  Executive further agrees that, although Executive has the right to file a charge with the EEOC as set forth in Paragraph 8 below, should Executive file such a charge, or should any charge, lawsuit, complaint or other claim be filed in Executive’s name or on Executive’s behalf with the EEOC or with any other administrative agency or organization, or in any other forum, against any of the persons or entities released herein, based upon any act or event released herein, Executive will not seek or accept any personal relief based upon such charge, lawsuit, complaint or other claim, including but not limited to an award of monetary damages or reinstatement to Executive’s employment with the Company.

         2.         Further reacknowledges and agrees that (a) the Company has advised Executive in writing to consult with an attorney of Executive’s choosing and Executive has had the opportunity to do so before signing the Separation Agreement and this Agreement; (b) Executive has been provided the right to consider whether to sign this Agreement for at least 21 days; (c) Executive has seven (7) days after signing this Agreement in which to revoke it by delivering a written notice of such revocation to The Bon-Ton Stores, Inc., 2801 East Market Street, York, PA 17402, Attention: J. Gregory Yawman, Esq., Vice President – General Counsel & Secretary, which revocation notice must be received within the 7-day period.

Agreed and accepted to on this __ day of August 2015.

By: _________________

       Keith E. Plowman